Exhibit 10.24

SILICON GRAPHICS, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into as of June 1, 2002, by and between Arthur L. Money, a                            organized under the laws of                              (“Consultant”), having a place of business at 210 W. Alexandria Ave., Alexandria, VA 22302 and Silicon Graphics, Inc., a Delaware corporation (“SGI”), having a place of business at 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351.

WHEREAS, Consultant is in the business of providing consulting services; and

WHEREAS, SGI desires Consultant to provide its consulting services to SGI, and Consultant desires to provide such services to SGI.

NOW, THEREFORE, the parties hereto agree as follows:

1.0. DEFINITIONS.

        1.1. “Agreement” means this Consulting Agreement.

        1.2. “Confidential Information” means any information of SGI, including, but not limited to that regarding SGI’s business, customers, employees, marketing, operations, technology, products and the like, which should reasonably be understood to be non-public, proprietary and/or confidential in nature.

        1.3. “Consultant” means the individual or independent business entity identified above and, individually and collectively, the agents, employees, officers, partners and principals of such individual or business entity.

        1.4. “Licensed Rights” means any preexisting intellectual property rights owned and/or licensable by Consultant, its employees or any third party that are required for SGI to exercise its rights in the Work Product or benefit from Services.

        1.5. “Services” means the services to be performed by Consultant hereunder, which shall be described on Exhibit A hereto.

        1.6. “Work Product” means any and all concepts, data, designs, ideas, information, inventions, know-how, processes, techniques, and works of authorship or the like developed or created by Consultant during the course of performing Services, regardless of the form of embodiment. Work Product shall (i) include all copyrights, patents, trademarks, trade secrets or other intellectual property rights associated therewith, and (ii) in the case of copyrights, be considered (to the extent permitted by law) works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et seq.). Work Product does not and is not intended to include off the shelf training materials or training products developed by a trainer or training company for group or individual learning, regardless of whether the materials or product are modified for use at SGI.

2.0. INDEPENDENT CONTRACTOR STATUS.  The parties acknowledge and agree that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of SGI. Consultant acknowledges and agrees that, as an independent contractor, Consultant will not be entitled to (i) make a claim for unemployment, worker’s compensation or disability, or (ii) receive any vacation, health, retirement or other benefits, pursuant to this Agreement or Consultant’s relationship with SGI. SGI will not make state or federal unemployment insurance contributions on behalf of Consultant, or withhold FICA (Social Security) contributions or state and federal income taxes from its payments to Consultant. Consultant agrees that it shall make such contributions and withhold such taxes for any of its employees performing Services. Consultant’s Federal taxpayer identification number is ###-##-#### and local business license/permit number is N/A - pending.

3.0. PERFORMANCE OF SERVICES.

        3.1. Services; Progress Reports. Consultant agrees to provide the Services to SGI, and to promptly deliver to SGI any Work Product resulting from the performance of Services. Consultant will report its progress on its performance of Services to SGI at the time and in the manner reasonably requested by SGI.

        3.2. Method of Performing and Scheduling of Services. Consultant will determine the general method, details and means of performing the Services, provided that Consultant shall strictly observe any SGI policies or procedures applicable to the workplace if using the premises and/or equipment of SGI. Consultant will use its best efforts to complete the Services in accordance with the schedule set forth on Exhibit A.

        3.3. Changes in Scope of Work. SGI shall have the right to change the scope of the Services, if, (i) such change is reasonably acceptable to Consultant; and (ii) the parties mutually agree on the terms applicable to any such change, including changes to Consultant's compensation (if any), which shall be set forth in a signed, written amendment to this Agreement.

4.0. COMPENSATION; INVOICES AND PAYMENT.

        4.1. Compensation and Expenses. SGI will pay the applicable amount(s) set forth on Exhibit A to Consultant following Consultant's completion and delivery, and SGI's acceptance of, the Services and Work Product. Consultant shall be responsible for all costs and expenses incidental to its performance of the Services, except as otherwise expressly set forth on Exhibit A.

        4.2. Invoices and Payment. Consultant shall submit invoices to SGI at least every thirty (30) days, but not more often than weekly (once every five (5) working days), together with sufficiently detailed information for SGI to verify all invoice items. SGI will pay Consultant net thirty (30) days after SGI's receipt of Consultant's invoice or acceptance of Services and/or Work Product, whichever is later. SGI will not be liable for and will not pay any invoice that Consultant submits to SGI more than ninety (90) days after Consultant performed and SGI accepted the associated Services.

5.0. CONFIDENTIAL INFORMATION.

        5.1. Confidential Information. Consultant shall maintain in strict confidence all Confidential Information that Consultant receives in the course of providing Services or otherwise in connection with its relationship with SGI, and shall use Confidential Information only for the specific purposes of performing Consultant's obligations hereunder, and to comply in all respects with federal securities and other applicable laws with respect to Confidential Information.

        5.2. Exclusions. The restrictions in Section 5.1 above shall not apply to information that Consultant can clearly show (i) was already lawfully known to Consultant; (ii) was independently developed by Consultant; (iii) becomes rightfully known to Consultant from another source, without restriction on subsequent disclosure or use; or (iv) is or becomes part of the public domain through no wrongful act of Consultant.

6.0. OWNERSHIP OF WORK PRODUCT; LICENSED AND RESIDUAL RIGHTS.

        6.1. Ownership of Work Product. Consultant agrees that, in consideration for SGI's payment to Consultant hereunder, Consultant agrees to assign on an exclusive basis all of Consultant's right, title and interest in and to the Work Product to SGI. Accordingly, Consultant agrees that it shall (i) not use any Work Product for the benefit of any party other than SGI, (ii) execute an assignment agreement in the form attached hereto as Exhibit B on completion of Services, and (iii) perform such other acts (including, but not limited to, cooperating with and assisting SGI in the protection and enforcement of SGI's rights in the Work Product, by adjudication or otherwise) and execute such other documents and instruments as SGI may now or hereafter deem reasonably necessary or desirable to evidence the transfer of sole ownership of all Work Product to SGI. If, by operation of law, Consultant is deemed to retain any rights in and to any intellectual property created hereunder, Consultant, to the extent that any such rights conflict with any assignment of rights made by Consultant to SGI hereunder, hereby waives all such rights.

        6.2. Licensed Rights. To the extent Licensed Rights are required under this Agreement, Consultant grants or will cause to be granted to SGI before the expiration of the term hereof a fully-paid, irrevocable, worldwide, non-exclusive license and right to make, have made, sell, possess, use, disclose, reproduce, prepare derivative works based on, distribute, perform and display works, products or the like that incorporate or are based on, in whole or in part, Licensed

Rights, Consultant represents that there shall be no Licensed Rights required hereunder unless specifically noted and described on Exhibit A.

        6.3. Residual Rights of Consultant. Notwithstanding anything to the contrary herein, Consultant shall be free to use its general skills, know-how and expertise in the course of providing its services to others, provided that Consultant shall not specifically disclose any Confidential Information and/or provide Work Product to any third party in so doing.

7.0. WARRANTIES.

        7.1. Warranties. Consultant represents and warrants to SGI that:

                a. General. Consultant has all requisite right and authority to enter into this Agreement, and the performance of its obligations hereunder will not conflict with any of its agreements with or obligations to any third party.

                b. Independent Contractor. Consultant will establish and maintain its status as an independent contractor by participating in SGI's independent contractor evaluation and scoring process from time to time as specified by SGI.

                c. Performance of Services. Consultant will perform all Services in a good and workmanlike manner, in accordance with the best practices of Consultant's industry, and the Services and Work Product will conform to the applicable specification and/or statement of work set forth herein.

                d. Year 2000 Compliance. To the extent that Work Product, Licensed Rights and any other deliverable items hereunder are comprised of computer hardware and/or software, such items will use a four (4) digit representation of the year and process (including, without limitation, inputting, outputting, retrieving and storing) without error information and/or data that includes or refers to dates and/or time on any day in any year before, during, and after the twenty-first century, including any leap day or year.

                e. Intellectual Property Rights. The Work Product, Licensed Material and any associated deliverables shall not violate any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

        7.2. Warranty Exclusions. THE FOREGOING WARRANTIES ARE EXCLUSIVE, AND CONSULTANT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.0. INSURANCE. Consultant shall obtain and maintain in full force and effect during the term of this Agreement (i) commercial general liability insurance (including contractual liability coverage) with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence, naming SGI as an additional insured thereunder, (ii) auto liability insurance with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence, naming SGI as an additional insured thereunder, and (iii) worker's compensation insurance as required by law. At the time of execution of this Agreement, Consultant shall provide SGI with a certificate of insurance evidencing the insurance coverages required under this Section 8. The insurance companies now or hereafter issuing the foregoing insurance policies shall be reasonably acceptable to SGI. Any modification, renewal, replacement or cancellation of such insurance coverages shall require at least thirty (30) days prior written notice to SGI.

9.0. INDEMNIFICATION. Consultant shall indemnify, defend and hold SGI harmless from and against any and all third party claims, suits, proceedings, damages, costs, liabilities and expenses (including, without limitation, reasonable attorneys' fees) arising from the negligence or willful misconduct of Consultant in connection with Consultant's performance of Services or relationship with SGI hereunder. The foregoing indemnification shall also apply to damage or loss to the property of SGI arising from the actions or inactions of Consultant's employees or agents, whether in the course of their employment or not, including but not limited to acts of theft, vandalism or the like.

10.0. TERM; TERMINATION.

        10.1. Term. This Agreement will become effective on the date first set forth above and will continue in effect through the earlier of the completion of the Services and delivery of the Work

Product, or the completion date set forth on Exhibit A, unless terminated earlier in accordance with this Section 10.

10.2. Termination of Services and/or Agreement for Convenience by SGI. SGI may terminate this Agreement and/or all or any portion of the Services by giving written notice to Consultant.  On receipt of such notice, Consultant shall cease providing Services, advise SGI of the extent to which Consultant has completed, and collect and deliver to SGI whatever Work Product then exists, regardless of the form of embodiment, in the manner requested by SGI.  After SGI receives and accepts Consultant’s detailed statement of any termination-related expenses and costs incurred by Consultant, SGI shall make a final settlement payment to Consultant for all work performed through the date of such termination within thirty (30) days.

10.3. Termination of Agreement for Default. If a party fails to cure any breach of its obligations hereunder within ten (10) days after its receipt of written notice thereof from the other party, then the other party may terminate this Agreement at any time thereafter by providing the defaulting party with written notice of termination.

10.4. Delivery Of Materials Upon Termination. Consultant agrees, covenants and promises that, in the event of termination or expiration of this Agreement for any reason, Consultant will promptly and without request surrender and deliver to SGI all materials containing, embodying or otherwise evidencing any Confidential Information, regardless of whether any such item or the information therein was prepared, produced or authored by Consultant, except that Consultant may retain a copy of this Agreement for its records.

10.5. Survival. Sections 5,6,7,10.5,11.1,11.2 and 11.8 hereof shall survive the expiration of earlier termination of this Agreement.

11.0. EXPORT CONTROL REGULATIONS AND DEEMED EXPORTS

11.1. Consultant will not directly or indirectly transmit, by way of transshipment, export, re-export diversion or otherwise, any Work Product or Confidential Information to any destination or location outside the United States except as authorized by SGI and in accordance with the U.S. export control laws and regulations.

11.2. Consultant acknowledges that the export control laws may apply to the disclosure or release of certain technology and software to a foreign national located in the United States, and that Consultant will not release to any unprotected foreign national any Work Product or Confidential Information except as authorized by SGI and in accordance with U.S. export control laws and regulations.

11.3. In order to comply with U.S. export control laws and regulations, Consultant agrees that it will not assign any unprotected foreign national to work on SGI projects unless Consultant has: (i) identified the unprotected foreign national to SGI; (ii) provided SGI with all information necessary for SGI to make an export licensing determination; and, (3) has received from SGI permission to assign such unprotected foreign national to SGI’s work. “Unprotected foreign national” shall mean a person who is not a protected individual under the immigration and Naturalization Act ("INA") (8 U.S.C. sec. 1324b(a)(3)), Protected individuals generally include U.S. citizens, U.S. nationals, lawful permanent residents, lawful temporary residents, refugees and asylees. Possession of a valid work visa does not necessarily confer protected individual status on an individual.

12.0. GENERAL.

12.1. Resolution of Disputes.  The parties agree that they will make good faith efforts to settle any dispute, claim or controversy arising out of or relating to this Agreement by discussion, negotiation and/or mediation.

12.2. Governing Law; Venue, Waiver of Jury Trial.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding its choice of law rules.  Any adjudicated dispute regarding the interpretation or validity of or otherwise arising out of this Agreement, or relating to Services provided under this Agreement, shall be subject to the exclusive jurisdiction of the California state courts in and for Santa Clara, County, California (or, if there is federal jurisdiction, the U.S. District Court for the Northern District of California), and SGI and Consultant agree to submit to the personal and exclusive jurisdiction and venue of these courts.  The parties hereto expressly waive any right they have to a jury trial and agree that any court proceeding under this Agreement shall be tried by a judge without a jury.

12.3. Non-exclusive Relationship.  This Agreement is non-exclusive.  Consultant shall have the right to perform work for others during the term of this Agreement.  SGI may cause similar work to be performed by its own personnel or other contractors or consultants during the term of this Agreement.

12.4. Record Keeping.  Consultant agrees to keep records regarding its performance of Services and invoices to SGI for a period of at least three (3) years after the expiration or termination of this Agreement, and that it shall produce such records for inspection and audit by SGI on SGI’s written request.

12.5. Representation by Counsel.  Consultant herby certifies and represents that it has been, or had the opportunity to be, represented by counsel in the negotiation of this Agreement.

12.6. Assignment.  No portion of this Agreement or any of Consultant’s rights (including, without limitation, the right to payment hereunder) duties or obligations hereunder may be assigned and/or delegated by Consultant.

12.7. Modifications.  Any modifications of this Agreement shall be in writing and signed by both parties.

12.8. Complete Agreement.  This Agreement, including all attachments hereto, constitutes the complete and exclusive statement of the agreement between SGI and Consultant, and it supersedes all proposals, oral or written, and all other communications between SGI and Consultant relating to the subject matter of this Agreement.

SILICON GRAPHICS, INC.		CONSULTANT

By:	/s/ LANG CRAIGHILL	By:	/s/ ARTHUR L. MONEY
LANG CRAIGHILL		ARTHUR L. MONEY
NAME (PRINT OR TYPE)		NAME (PRINT OR TYPE)

Sr. Director, SGI Federal		—
TITLE		TITLE
May 30, 2002		May 30, 2002
DATE		DATE

EXHIBIT A
DESCRIPTION OF SERVICES, WORK PRODUCT, AND COMPENSATION

Item #	Description of Services and Work Product	Completion Date	Payment on Completion (if any)

	Review of SGI DOD & Intelligence programs	6/1/02	$3000
	Review of SGI core capabilities & technologies	6/15/02	$3000
	Provide overview of DOD C4I initiatives part 1	7/5/02	$3000
	Provide overview of DOD C4I initiatives part 2	7/20/02	$3000
	Provide info on current Administration directions	8/5/02	$3000
	Review of key technology issues in DOD	8/20/02	$3000
	Review of key technology issues in Intel Community	9/5/02	$3000
	Evaluate SGI's strategies concerning DISA part 1	9/20/02	$3000
	Evaluate SGI's strategies concerning DISA part 2	10/6/02	$3000
	Evaluate SGI's strategy in C4I visualization	10/25/02	$3000
	Review SGI SWC CRADA	11/6/02	$3000
	Review SGI USAF & Space program efforts (SBIRS)	11/25/02	$3000
	Provide Pentagon Leadership overview	12/8/02	$3000
	Review DARPA initiatives	12/30/02	$3000
	Evaluate SGI Hill Agenda items for FY 2003	1/10/03	$3000
	Review technology leadership in DOD C4I	1/25/03	$3000
	Establish & participate in executive meeting	2/15/03	$3000
	With the Sr. Mgt. of Key Systems Integrators
	Such as Boeing, Lockheed Martin, Raytheon, TRW, Etc.

	Additional work products will be added by 12/31/01

	Mileage, parking, and meal expenses will be reimbursed. Mileage will be reimbursed at a rate of $.346 per mile.

Statement of Work or Project Description/Quotation of Consultant Attached:    Yes                No    ✓

/s/ ARTHUR L. MONEY	/	May 30, 2002
Consultant (by/date)

/s/ LANG CRAIGHILL	/	May 30, 2002
SGI (by/date)

EXHIBIT B
ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

[NOT APPLICABLE TO PROVIDERS OF OFF THE SHELF
TRAINING MATERIALS OR TRAINING PRODUCTS]

This ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS ("Assignment") is made and entered into this 1 day of June 2001, by and between Mr. Arthur L. Money ("Consultant") and Silicon Graphics, Inc. ("SGI").

Consultant and SGI have entered into a Consulting Agreement (the "Agreement") of even date herewith pursuant to which Consultant has agreed to provide Services and/or create certain Work Product for SGI. Unless otherwise defined herein, the defined terms used in this Assignment shall have the same meanings as set forth in the Agreement.

1.0. DESCRIPTION OF WORK PRODUCT.  Work Product consists of and is described as:  DOD C4I related efforts, as outlined in Exhibit A.

2.0. ASSIGNMENT AND TRANSFER OF INTELLECTUAL PROPERTY RIGHTS. In consideration of SGI's obligation to pay Consultant the compensation described on Exhibit A to the Agreement, Consultant hereby grants, assigns, conveys and transfers, and agrees to grant, assign, convey and transfer from time to time, on an exclusive basis, to SGI all of Consultant's right, title and interest in and to all Work Product now or hereafter created or developed by Consultant during the course of performing the Services, without the necessity of further consideration. This Assignment shall be operative with respect to all intellectual property rights in and to all Work Product, including, without limitation, (i) all copyrights worldwide, including all rights of registration and publication, rights to create derivative works, and all other rights incident to copyright ownership, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter during which the Work Product shall be entitled to copyright, and (ii) all trade secrets, inventions, know-how, ideas and confidential information embodied or reflected in Work Product, for the longest period of protection accorded to such interests under applicable law. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

/s/ ARTHUR L, MONEY	/	May 30, 2002
Consultant (by/date)

/s/ LANG CRAIGHILL	/	May 30, 2002
SGI (by/date)